EXHIBIT 10.02

AMENDED AND RESTATED SUBLEASE

This Amended and Restated Sublease (“Sublease”) is made and entered into on April 12, 2006, to be effective as of April 1, 2006 (the “Effective Date”), by and between Health Enhancement Products, Inc., a Nevada corporation (the “Subtenant”) and Howard R. Baer, a married man (the “Sublandlord”).  Sublandlord and Subtenant are sometimes referred in this Sublease individually as a “Party” and collectively as the “Parties”.

RECITALS

A.

Reference is made to certain real property located at 7740 East Evans Road, Scottsdale, Arizona (the “Real Property”), including the following four suites located therein:

Suite A101 identified as Space A on the floor plan attached hereto as Exhibit A (“Space A”);

Suite A-201 identified as Space B on the floor plan attached hereto as Exhibit A (“Space B”);

Suite B-202 identified as Space B on the floor plan attached hereto as Exhibit A (“Space C”); and

Suites B101 and B102 identified as Space D on the floor plan attached hereto as Exhibit A (“Space D”).

B.

On January 1, 2004, the owner of the Real Property, Highland Desert Partners, LLC (“Highland”), as landlord, and James Douglass d/b/a Different By Design Inc., as tenant  (“Douglass”) entered into a certain Lease dated January 1, 2004 for Space D, which Lease was amended on March 16, 2004 (as amended, the “Cabinet Lease”).

C.

In August, 2004, Highland sold the Real Property, including Highland’s interest as landlord under the Cabinet Sublease, to Sublandlord.

D.

On November 1, 2004, Sublandlord, as landlord, and Subtenant, as tenant, entered into a certain Office Lease dated November 1, 2004 (the “Original Sublease”) for Space A.

E.

On February 14, 2005, Sublandlord sold the Real Property to Dr. Patrick H. Bitter (“Prime Landlord”) and simultaneously leased back the Real Property from Prime Landlord under a certain Lease dated February 14, 2005 (the “Prime Lease”) between Prime Landlord, as landlord, and Sublandlord, as tenant.  Included in the sale and the leaseback transactions were Sublandlord’s interest as landlord under each of the Cabinet Sublease and the Original Sublease, with the result that each of the Cabinet Sublease and the Original Sublease became subleases under the Prime Lease.

F.

Since February 14, 2005, Subtenant has been using and occupying Space B.

G.

Since December 1, 2005, Subtenant has been using and occupying Space C.

H.

On December 31, 2005, the term of the Cabinet Lease expired. Douglass remains in Space D under the Cabinet Sublease as a month-to-month tenant.

I.

The parties desire to amend and restate the Original Sublease hereby to provide, among other things, for (i) Sublandlord to sublet to Subtenant the entire Real Property, subject to the Cabinet Sublease, and (ii) Sublandlord to assign its interest as landlord under the Cabinet Sublease to Subtenant.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend and restate the Original Sublease in its entirety as follows:

ARTICLE 1 - DEMISE OF PREMISES

1.1

Premises.  For and in consideration of the covenants and agreements contained herein and other valuable consideration, Sublandlord hereby leases to Subtenant and Subtenant hereby leases from Sublandlord, upon the following terms and conditions, that certain real property located in the City of Scottsdale, County of Maricopa, State of Arizona more particularly described in Exhibit “A” attached hereto and incorporated herein by reference (the “Land”), together with all improvements now or hereafter located on the Land (the “Improvements”), including Space A, Space B, Space C and Space D, as depicted on Exhibit A and described in the recitals to this Sublease (the “Office Space”).  The Land, the Improvements and the Office Space are collectively referred to herein as the “Premises”.  The Premises are subleased to Subtenant on an “as is, where is and with all defects” basis and without representation or warranty of any kind except as may be expressly set forth herein.

1.2

Assignment and Assumption.  Space D is subleased to Subtenant subject to the terms and conditions of the Cabinet Sublease and the month-to-month tenancy rights of Douglass under the Cabinet Sublease.  Sublandlord hereby assigns to Subtenant, on an “as is, where is and with all defects” basis and without representation or warranty of any kind and without further recourse against Sublandlord, all of Sublandlord’s right, title and interest in and to the Cabinet Sublease and the rents due thereunder, and Subtenant hereby assumes all obligations of Sublandlord under the Cabinet Sublease, in each case first accruing from and after the effective date of this Sublease.  Subtenant will indemnify, defend and hold Sublandlord harmless from any liability or obligation whatsoever (including reasonable attorney’s fees) arising out of the Cabinet Sublease and first accruing from and after the Effective Date.  Sublandlord will indemnify, defend and hold Subtenant harmless from any liability or obligation (including reasonable attorneys fees) whatsoever arising out of the Cabinet Sublease and first accruing prior to the Effective Date.

1.3

Reservation of Space.  At Sublandlord’s option, Sublandlord may, by providing 30 days’ advance written notice to Subtenant, remove Space B from the demise of the Premises under this Sublease and retake possession of Space B.  In such event (a) Base Rent will reduce by that portion of the Base Rent attributable to Space B, as set forth in Section 3.1(a); (b)  Subtenant’s repair and maintenance obligations under Article 7 and tax obligations under Article 4 with respect to the entire Premises, including Space B, shall not be reduced and Subtenant shall continue to be responsible for the taxes allocated to, and the repair and maintenance of, Space B; and (c) Subtenant shall continue to provide Space B with the same level of utilities and other services as Subtenant shall have previously  provided to Space B at no additional charge to Sublandlord.

ARTICLE 2 - SUBLEASE TERM

2.1

Term.  The term of this Sublease shall commence on April 1, 2005, and shall expire on February 9, 2020 (the “Term”).  For purposes of this Sublease, the term “Sublease Year”, shall mean each successive twelve (12) month period commencing on April 1, 2005.  The Sublease Years in the Term shall be referred to herein numerically from the commencement of the Term.  Notwithstanding anything to the contrary contained in this Sublease, provided the Subtenant is not then in Default or Breach under this Sublease, the Subtenant shall have the one-time right to terminate this Sublease effective March 31, 2013 (the “Termination Option Date”) by giving written notice of termination to Sublandlord, in the manner provided in Section 16.4, by no later than July 31, 2012, with time being of the essence with respect thereto.

ARTICLE 3 - RENT

3.1

Base Rent.  For each Sublease Year, Subtenant shall pay to Sublandlord at Sublandlord’s address set forth in Section 16.4, or such other place as Sublandlord shall designate in writing, in United States dollars, base rent (“Base Rent”) in an amount equal to the aggregate of the annual amounts set forth below (i.e., $236,932.56), payable in advance in equal monthly installments in the aggregate of the amounts set forth below (i.e., $19,744.38), subject to adjustment in accordance with Section 3.2:

(a)

For Space A, annual Base Rent shall be $113,601.24, payable in advance in equal monthly installments of $9,466.77 each;

(b)

For Space B, annual Base Rent shall be $19,231.32, payable in advance in equal monthly installments of $1,602.61 each;

(c)

For Space C, annual Base Rent shall be $13,500.00, payable in advance in equal monthly installments of $1,125.00 each; and

(d)

For Space D, annual Base Rent shall be $90,600.00, payable in advance in equal monthly installments of $7,550.00 each.

Any rent or other payment not paid within ten (10) days after the due date shall be subject to a late charge in the amount Six Hundred Dollars ($600); representing the additional costs and burdens of special handling.

3.2

Increases in Base Rent.

(a)

The Base Rent provided for in Section 3.1 shall increase each Sublease Year by the greater of (a) two and one-half percent (2.5%) over the Base Rent for the previous Lease Year and (b) the percentage increase in the CPI Index (as defined below) over the previous Sublease Year.

(b)

As used herein, the “CPI Index” means the Consumer Price Index-U.S. City Averages for Urban Wage Earners and Clerical Workers (1982-84=100) published by the United States Department of Labor, Bureau of Labor Statistics (or a reasonably equivalent index if such index is discontinued).  In no event will the amount of the Base Rent due under this Sublease following such adjustment be less than the amount of such installment during the preceding Sublease Year.

3.3

Prior Use and Occupancy Payments.  On the date that this Amended and Restated Sublease is executed, Subtenant shall pay Sublandlord the sum of (a) $26,936.54 on account of Subtenant’s prior use and occupancy of Space B and Space C as referenced in the recitals to this Sublease and (b) $2,734.00 for prorated real estate taxes allocable to Space B and Space C during the prior use and occupancy period as referenced in the recitals to this Sublease.

3.4

Security Deposit.  Subtenant shall deposit with Sublandlord a Security Deposit (the “Security Deposit”) equal to six months Base Rent ($118,466.28) as security for Subtenant’s faithful performance of its obligations under this Sublease, of which $8,865 was previously received.  The remaining security deposit balance of $109,601.28 shall be paid in 18 equal monthly installments of $6,088.96 each beginning on payment of Base Rent for August, 2006 and continuing on the dates of the next 17 monthly payments of Base Rent.  If Subtenant fails to pay rent, or otherwise defaults under this Sublease, Sublandlord may use, apply or retain all or any portion of said Security Deposit for the payment of any amount due Sublandlord or to reimburse or compensate Sublandlord for any liability, expense, loss or damage which Sublandlord may suffer or incur by reason thereof.  If Sublandlord uses or applies all or any portion of the Security Deposit, Subtenant shall within 10 days after written request therefor deposit monies with Sublandlord sufficient to restore said Security Deposit to the full amount required by this Sublease.  Sublandlord shall be required to keep the Security Deposit separate from its general accounts.  Within 30 days after the expiration or termination of this Sublease, Sublandlord shall return that portion of the Security Deposit not used or applied by Sublandlord.

3.5

Additional Charges.  All taxes, insurance premiums, charges, costs and expenses which Subtenant assumes or agrees to pay hereunder, and all other damages, costs and expenses which Sublandlord may suffer or incur, and any and all other sums which may become due by reason of any default of Subtenant or failure on Subtenant’s part to comply with the agreement, terms, covenants and conditions of this Sublease to be performed, shall be referred to herein as “additional charges”, and in the event of their non-payment, Sublandlord shall have with respect thereto all rights and remedies herein provided in the event of non-payment of rent.

ARTICLE 4 - TAXES

4.1

Rental Taxes.  Subtenant shall pay to Sublandlord, in addition to Base Rent, all rental taxes imposed by the State of Arizona, the County of Maricopa, and the City of Scottsdale, with respect to the Base Rent, concurrently with the payment of the applicable installment of Base Rent.  Sublandlord shall provide a proper billing of said taxes on or before January 1 of each calendar year, and for all subsequent periods, which periods are affected by any modification of said rental taxes by any governmental entity.

4.2

Real Estate Taxes. “Real Estate Taxes” means all real estate taxes and assessments that are levied or assessed on the Premises by any lawful authority, based on a prorated monthly basis due with each month’s rental payment.

(a)

From and after the Effective Date, Subtenant shall pay all Real Estate Taxes on or prior to the date such Real Estate Taxes are delinquent.

(b)

Real Estate Taxes, shall not include the following;  (i) income, intangible; franchise, capital stock, estate or inheritance taxes or taxes substituted for or in lieu of the foregoing taxes, and (ii) taxes on rents, gross receipts or revenues of Sublandlord from the Premises.  In the event there is a special assessment which is included within the definition of Real Estate Taxes herein, and such assessment may be paid in periodic installments, Subtenant shall be responsible only for those installments relating to the period included within the term of this Sublease, and shall only reimburse Sublandlord for such periodic installments, whether or not Sublandlord chooses to prepay or retire the principal indebtedness on any special assessment.  Notwithstanding any other provision herein, Real Estate Taxes shall not include, and Subtenant shall not be responsible to pay, any portion of any special assessment relating to an assessment district established with the affirmative consent of Sublandlord.

(c)

Sublandlord agrees to submit to Subtenant all invoices which are sent to Sublandlord for Real Estate Taxes upon the premises at least thirty (30) days prior to the last date that the same may be paid without penalty or interest.  Without cost to Subtenant, Sublandlord shall bear all interest, penalties, late charges and lost discount amounts incurred in the event Sublandlord fails to provide Subtenant with the Real, Estate Tax bills in the time periods set forth above.

(d)

Subtenant shall reimburse Sublandlord within thirty (30) days after Subtenant receives from Sublandlord the invoice for the amount of all Real Estate Taxes.

(e)

Sublandlord shall furnish Subtenant with copies of all notices relating to Real Estate Taxes on the premises immediately upon receipt thereof and in sufficient time to allow Subtenant to determine whether or not to contest any increase in Real Estate Taxes.  If, Subtenant desires to contest such increase, Subtenant shall have the right to do so at its expense and Sublandlord shall fully cooperate with Subtenant in any such proceeding.  If Subtenant desires to contest or appeal any assessment of Real Estate Taxes, then Subtenant shall pay the applicable taxes under protest, or post an appropriate bond, or take other action reasonably satisfactory to Sublandlord to assure that no lien is levied against the Premises during the pendency of such contest, and Subtenant shall promptly pay the amount of Real Estate Taxes determined to be payable as a result of such contest determined.

4.3

Personal Property Taxes.  Subtenant shall pay all personal property taxes assessed on Subtenant’s Personal Property (as defined in Section 7.3) on the Premises.  If Sublandlord has paid any such tax as required by the applicable taxing authority, Subtenant shall reimburse Sublandlord upon Subtenant’s receipt of paid invoices for such taxes, provided Sublandlord shall use reasonable efforts to give Subtenant notice of any such tax prior to paying same.

4.4

Other Taxes.  Any excise, transaction, sales or privilege tax (except income, transfer, estate and inheritance taxes) now or hereinafter imposed by any government or governmental agency upon Sublandlord on account of, attributed to or measured by the Base Rent or other charges payable by Subtenant, shall be paid by Subtenant to Sublandlord in addition to and along with such Base Rent or such charges.

ARTICLE 5 - UTILITIES

5.1

Utility Usage.  Subtenant shall pay the applicable utility companies or governmental agencies directly for all utilities consumed on the Premises.  Sublandlord shall not take, or permit any person claiming under Sublandlord to take, any action which shall interrupt or interfere with any electric, gas, water, sewage, telephone or other service to the Premises.  In the event that any such interruption or interference occurs by reason of any negligence or intentional misconduct on the part of Sublandlord or Prime Landlord or its agents, employees or contractors, and such interruption or interference continues for longer than one (1) day, Subtenant’s Base Rent shall be fully abated for each additional day that such interruption or interference continues.

5.2

Utility Repair.  In the event repair is necessary to utility conduits or other equipment in, on or under the premises in order to service the Premises with such utilities, Subtenant shall promptly make all such repairs at Subtenant’s sole cost and expense.

ARTICLE 6 - USE AND ASSIGNMENT

6.1

Permitted Uses.  The Premises may be used for any lawful use that is consistent with applicable zoning regulations and all use covenants, conditions and restrictions contained in any recorded document applicable to the Premises.

6.2

Assignment and Subletting.  Subtenant shall not assign, transfer or otherwise encumber this Sublease, or sublet all or any part of the Premises, or suffer or permit the use or occupancy of all or any part of the Premises by any party other than Subtenant, in each case whether directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise (each a “Transfer Event”), unless Subtenant obtains the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed, and unless Subtenant first obtains the written consent of Prime Landlord pursuant to the Prime Lease.  In the event of a Transfer Event, Subtenant shall remain fully liable under this Sublease.  The foregoing notwithstanding, Sublandlord shall be entitled to condition any Transfer Event on (A) the payment to Sublandlord of any or all net profit to be made by Subtenant on account of the Transfer Event and (B) the assumption by the transferee under the Transfer Event of any or all of the Subtenant’s obligations under this Sublease.  Any Transfer Event shall be subject to all of the terms and conditions of this Sublease, including without limitation the restrictions on future transfers pursuant to this Section 6.2.  Any attempted Transfer Event without full compliance with all of the terms and conditions of this Section 6.2 shall, at Sublandlord’s option, render this Sublease to be void and of no force and effect.  No act or conduct by Sublandlord other than its express written consent as to a particular Transfer Event shall constitute Sublandlord’s consent to a Transfer Event or a waiver of Sublandlord’s consent rights with respect to any future Transfer Event.  The foregoing notwithstanding, the following events shall not be deemed to constitute Transfer Events for which Sublandlord’s consent shall be required, provided this shall not abrogate any requirement that Prime Landlord’s consent be obtained: (i) Subtenant’s merger, consolidation or reorganization, (ii) any sale of the capital stock of Subtenant if such stock is registered and publicly traded, (iii) the sale of all or substantially all of the Subtenant’s assets, or (iv) a Transfer Event with a party controlling, controlled by or in common control with Subtenant.

ARTICLE 7 - MAINTENANCE AND REPAIRS

7.1

Repairs and Maintenance.  Subtenant shall, at all times during the Term, at its own expense, put, keep and maintain in good repair and in good and safe condition, all buildings and improvements on the Premises and their equipment and appurtenances, both interior and exterior, structural and non-structural, extraordinary and ordinary, however, the necessity or desirability for repairs may occur and whether or not necessitated by wear, tear or obsolescence; provided that Subtenant shall not be liable for repair of any latent defect of which it had no actual knowledge as of the Effective Date.  All repairs, replacements and renewals shall be made promptly if and when necessary, and shall be of a quality and class at least equal to the original work.  Subtenant shall also, at its own expense, provide all necessary trash removal, janitorial services, and groundskeeping services for the Premises.  Notwithstanding the foregoing, Sublandlord shall repair any damage to the premises caused by the acts of Sublandlord or its employees, agents or contractors, or by the negligent omissions of Sublandlord or its employees, agents or contractors.

7.2

Alterations and Repairs.  Subtenant shall not make any alteration, addition or improvement to the Premises in an amount greater than Ten Thousand Dollars ($10,000) without the prior, written consent of Sublandlord, which consent shall not be unreasonably delayed, conditioned or withheld, and Prime Landlord.  Any alternation, addition or improvement made by Subtenant (after any required consent shall have been given), shall, at Sublandlord’s or Prime Landlord’s option, became the property of Sublandlord or Prime Landlord upon the expiration or sooner termination of this Sublease; provided, however, that the Sublandlord or Prime Landlord shall have the right to require Subtenant to remove such fixtures at Subtenant’s cost upon such termination of this Sublease.

7.3

Fixtures.  Any inventory, trade fixtures, furniture, machinery and equipment that Subtenant uses or installs on the premises prior to or during the term hereof, whether or not the law deems it to be part of the realty, and any other personal property, shall remain Subtenant’s property and shall be removed by Subtenant (collectively, “Subtenant’s Personal Property”).  Any damage due to the removal of fixtures shall be repaired by Subtenant.

7.4

Liens.  Except as permitted under Section 7.2 above or Section 9.1 below, Subtenant shall have no power to do any act or make any contract which may create or be the basis for any lien, mortgage or other encumbrance upon any interest of Sublandlord or Prime Landlord in the Premises or in the buildings and improvements thereon, and, in the case of any alteration, addition or improvement permitted under Section 7.2 above or Section 9.1 below, Subtenant shall promptly pay when due the entire cost of all work done and shall keep the Premises free of liens for labor or materials related thereto.  Subtenant agrees that should Subtenant cause any construction, alterations, rebuildings, restorations, replacements, changes, additions, improvements or repairs to be made on the Premises, or cause any labor to be performed or material to be furnished thereon, therein or thereto, neither Sublandlord nor Prime Landlord nor the Premises shall under any circumstances be liable for the payment of any expense incurred or for the value of any work done or material furnished, but all such construction, alterations, rebuildings, restorations, replacements, changes, additions, improvements and repairs, and all such labor and material, shall be made, furnished and performed at Subtenant’ expense, and Subtenant shall be solely and wholly responsible to contractors, laborers and materialmen performing such labor and furnishings such material.

If, because of any act or omission (or alleged act or omission) of Subtenant, any mechanic’s, materialmen’s or other lien, charge or order for the payment of money shall be filed or recorded against the Premises or any building or improvement thereon, or against Sublandlord or Prime Landlord (whether or not such lien, charge or order is valid or enforceable as such), Subtenant shall, at its own expense, cause the same to be cancelled and discharged of record within thirty (30) days after Subtenant shall have received notice of the filing thereof, or Subtenant may, within said period, record or furnish to Sublandlord and Prime Landlord a bond reasonably satisfactory to Sublandlord and Prime Landlord against said lien, charge or order, in which case Subtenant shall have the right in good faith to contest the validity or amount thereof.

7.5

Regulatory Requirements.  During the Term, Subtenant shall, at its own expense, promptly observe and comply with all present and future laws, ordinances, requirements, orders, directions, rules and regulations of all governmental authorities having or clamming jurisdiction over the Premises or any part thereof, and of all insurance companies writing policies covering the Premises or any part thereof.

ARTICLE 8 - INSURANCE

8.1

Subtenant’s Insurance.  From and after Subtenant’s taking possession of the Premises, Subtenant shall maintain:

(a)

commercial general liability insurance for bodily injury, personal injury and property damage, including Subtenant’s contractual liability for the indemnification obligations contained in Section 8.4 with a minimum combined single limit of $1,000,000 per occurrence and in the aggregate;

(b)

workers’ compensation insurance for the benefit of Subtenant’s employees to the extent required by law;

(c)

“all-risk” property insurance covering the Premises for the full replacement cost thereof (excluding excavation and foundations), providing protection against perils included in the standard farm of “all-risk” insurance policy for the State of Arizona, together with insurance against sprinkler damage, vandalism and malicious mischief; and,

(d)

the property insurance shall also have a business interruption and rent loss endorsement, whereby the insurer guarantees the payment for such business interruption and rent loss, in the event of any casualty, for a period of not less than twelve (12) months in an amount equal to the aggregate annual Base Rent due to Sublandlord hereunder.

8.2

Insurance Certificate.  All of the foregoing insurance policies required pursuant to Section 8.1 shall be written with companies licensed to do business in the State of Arizona with a financial rating of VIII or better and a policyholder’s rating of A or better in the latest edition of Best’s Rating Guide on Property and Casualty Insurance Companies.  Subtenant shall provide Sublandlord and Prime Landlord with prompt written notice of the cancellation, termination or alteration of the terms or limits of such coverage.  Subtenant shall deliver to Sublandlord and Prime Landlord the foregoing insurance policies or certificates thereof concurrently herewith, and evidence of all renewals or replacements of same not less than ten (10) days prior to the expiration date of such policies.  All such policies may be maintained under any blanket insurance coverage maintained by Subtenant so long as they otherwise comply with the requirements set forth above.

8.3

Insurance.  All policies of insurance shall name the Sublandlord, Prime Landlord and Subtenant as the insureds, as their respective interests may appear.  If Sublandlord and Prime Landlord shall require, the policies of insurance shall be payable to the holder of any mortgage or deed of trust, as the interest of such holder may appear pursuant to a standard mortgagee clause.  All such policies shall, to the extent obtainable, provide that any loss shall be payable to the Sublandlord and Prime Landlord or the holder of any mortgage or deed of trust, notwithstanding any act or negligence of Subtenant which might otherwise result in forfeiture of such insurance.  All such policies shall, to the extent obtainable from Subtenant’s existing insurer or any replacement insurer selected by Subtenant from time to time, without payment of any additional fee, contain an agreement by the insurers that such policies shall not be canceled without at least thirty (30) days prior, written notice to Sublandlord and Prime Landlord and to the holder of any mortgage or deed of trust to whom loss hereunder may be payable.

8.4

Indemnification

(a)

Subtenant, as a material part of the consideration to be rendered to Sublandlord under this Sublease, hereby waives all claims against Sublandlord for any personal injury to Subtenant or to its members, managers, officers, directors, shareholders, agents, employees and business invitees, or for any damage to any property of Subtenant, irrespective of how such injury or damage may be caused, whether from action of the elements or occupants of adjacent properties, unless caused by the negligence or intentional misconduct of Sublandlord or its employees, agents or contractors, and Subtenant shall indemnify and save harmless Sublandlord from each and every loss, cost, damage and expenses including attorneys’ fees, arising out of any accident, event or occurrence, causing injury or damage to any person or property during the Term due to the condition of the Premises or the use or neglect thereof by Subtenant.

(b)

Sublandlord, as a material part of the consideration to be rendered to Subtenant under this Sublease, hereby waives all claims against Subtenant for any personal injury to Sublandlord or to its members, managers, officers, directors, shareholders, agents, employees and business invitees, or for any damage to any property of Sublandlord, caused by the negligence or intentional misconduct of Sublandlord or its employees, agents or contractors, and Sublandlord shall indemnify and save harmless Subtenant from each and every loss, cost, damage and expense including attorneys’ fees, arising out of any accident, event or occurrence, causing injury or damage to any person or property during the Term due to the negligence or intentional misconduct of Sublandlord or its employees, agents or contractors.

8.5

Mutual Release, Waiver of Subrogation.  For itself and any person or entity claiming through or under it by way of subrogation, Sublandlord and Subtenant each hereby releases and waives all claims against the other with respect to any loss of or damage to property, whether or not caused by the negligence or fault of the other, to the extent such loss or damage is insured under the “all risk” property insurance required to be mailed pursuant to Section 8.1.  In addition, Sublandlord and Subtenant shall each cause their insurers for the Premises or the contents thereof, to waive in its insurance policy all rights of recovery by way of subrogation against the other in connection with any loss or damage to property covered by such policy.

ARTICLE 9 - DAMAGE OR DESTRUCTION

9.1

Damage or Destruction.  If the Premises are damaged or destroyed during the Term by a fire or other casualty (“Casualty”), this Sublease shall continue in effect (except as herein specifically provided) and Subtenant’s obligation to rebuild or restore the Premises shall be as follows:

(a)

Except as provided in subsection (b) below, Subtenant shall repair any damage to the Premises and restore the same (as nearly as practicable) to its condition prior to the Casualty or to an alternative condition and plan then suitable to the needs of Subtenant but having a market value at least equivalent to the market value of the Premises prior to the Casualty.

(b)

In the event the Casualty occurs in the last five (5) years of the Term, and the amount of damage or destruction exceeds Five Hundred Thousand Dollars ($500,000), Subtenant may thereafter terminate this Sublease by giving written notice to Sublandlord within one hundred (100) days of the date of the Casualty specifying a date of termination within sixty (60) days after the date of the notice.  In the event of such termination and prior to the effective date thereof, Subtenant shall remove and raze the portion of the Premises that is damaged and pave over such portion of the Premises.  The balance, if any, of any insurance proceeds shall be retained by Subtenant.

ARTICLE 10 - EMINENT DOMAIN

10.1

If a Taking (as defined below) of all of the Premises occurs, then this Sublease shall terminate as of the date of such Taking.  If a Taking of a part of the Premises occurs that materially impedes or interferes with access to the Premises, or materially affects the conduct of Subtenant’s business as theretofore conducted at the Premises, then Subtenant shall have the right to terminate this Sublease by giving notice of such termination to Sublandlord at any time within seventy-five (75) days after Subtenant receives notice of such Taking, which termination shall be effective immediately upon the giving of such notice.  Without limiting the generality of the foregoing, any Taking of any portion of the Improvements shall automatically invoke the foregoing termination rights.

10.2

In the event of any such termination, the parties each shall be released from all obligations to the other under this Sublease, other than with respect to liabilities accrued before the date of such Taking or obligations which expressly survive the termination of this Sublease.

10.3

In the event of any such Taking, whether or not a termination results, Sublandlord and Subtenant each shall be entitled to pursue separate claims against the condemning authority in accordance with their respective interests.

10.4

If a Taking of a part of the Premises occurs that does not materially impede or interfere with access to the Premises and does not materially affect the conduct of Subtenant’s business as theretofore conducted at the Premises, then this Sublease shall continue in full force and effect, with the rent abated in the same proportion as the land area taken bears to the total land area subject to this Sublease, in which case (a) Subtenant shall restore the Improvements to an architectural unit that, to the extent feasible under the circumstances and to the extent of any award received with respect to the Taking, is equivalent to the value of the improvements as they were before the Taking, and (b) the term Premises shall thereafter be understood to refer only to the portion of the Premises not so appropriated.

10.5

For purposes of this Section, a “Taking” shall mean any taking of all or any part of the Premises or any interest therein by reason of any exercise of the power of eminent domain, whether by condemnation proceedings or otherwise, or any transfer of all or any part of the Premises or any interest therein made in avoidance of an exercise of the power of eminent domain during the term of this Sublease.  In any event, Sublandlord and Subtenant shall cooperate with one another in any and all proceedings concerning a Taking, each at its own cost and expense, so as to maximize the total condemnation award from any Taking.

ARTICLE 11 - DEFAULT

11.1

Default; Breach.  A “Default” is defined as a failure by the Subtenant to comply with or perform any of the terms, covenants or conditions under this Sublease.  A “Breach” is defined as the occurrence of one or more of the following Defaults, and the failure of Subtenant to cure such Default within any applicable grace period:

(a)

The abandonment of the Premises;

(b)

The vacating of the Premises without providing a commercially reasonable level of security, or where the property insurance described in Section 8.1 is canceled as a result thereof;

(c)

The failure of Subtenant to make any payment of Base Rent when due, to provide reasonable evidence of insurance or surety bond, or to fulfill may obligations under this Sublease which endangers or threatens life or property, where such failure continues for a period of ten (10) business days following written notice to Subtenant;

(d)

The failure by Subtenant to provide (i) the rescission of an unauthorized assignment or subletting, (ii) an Estoppel Certificate (as defined in Section 13.1 below), (iii) the SNDA (as defined in Section 13.1 below), or (iv) any other documentation or information which is required of Subtenant under the terms of this Sublease, when any such failure continues for a period of five (5) business days following written notice to Subtenant;

(e)

A Default by Subtenant as to the terms, covenants, conditions or provisions of this Sublease, or under any existing recorded covenants, conditions and restrictions applicable to the premises, where such Default continues for a period of twenty (20) days after written notice to Subtenant; provided, however, that if the nature of such Default is such that more than twenty (20) days are reasonably required for its cure, then it shall not be deemed to be a Breach if Subtenant commences such cure within said twenty (20) day period and thereafter diligently prosecutes such cure to completion;

(f)

The occurrence of any of the following events:  (i) the making of any general arrangement or assignment for the benefit of creditors; (ii) becoming a “debtor” as defined in 11 U.S.C. § 101 or any successor statute thereto (unless, in the case of a petition filed against Subtenant, the same is dismissed within forty-five (45) days); (iii) the appointment of a trustee or receiver to take, possession of substantially all of Subtenant’s assets located at the Premises or of Subtenant’s interest in this Sublease, where possession is not restored to Subtenant within twenty (20) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Subtenant’s assets located at the Premises or of Subtenant’s interest in this Sublease, where such seizure is not discharged within twenty (20) days; provided, however, in the event that any provision of this subparagraph (f) is contrary to any applicable law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions;

(g)

The discovery that any financial statement of Subtenant or of any Guarantor given to Sublandlord was materially false when given;

(h)

If the performance of Subtenant’s obligations under this Sublease is guaranteed:  (i) the death of a guarantor, (ii) the termination of a guarantor’s liability with respect to this Sublease other than in accordance with the terms of such guaranty, (iii) a guarantor’s becoming insolvent or the subject of a bankruptcy filing (unless, in the case of a bankruptcy petition filed against such guarantor, the same is dismissed within forty-five (45) days), (iv) a guarantor’s refusal to honor the guaranty, or (v) a guarantor’s breach of its guaranty obligations on an anticipatory basis, and Subtenant’s failure, within forty-five (45) days following written notice of any such event, to provide written alternative assurance or security, which, when coupled with the then existing resources of Subtenant, equals or exceeds the combined financial resources of Subtenant and the guarantor that existed at the time of execution of this Sublease; provided that Sublandlord agrees that, upon the death of a guarantor, the devise of all or substantially all of the assets of such guarantor to such guarantor’s heir and such heir’s agreement to assume all guaranty obligations of such guarantor shall be an acceptable alternative assurance; or

(i)

Any act or omission by the Subtenant resulting in an incurable breach or default of any of Sublandlord’s obligations to Prime Landlord under the Prime Lease or resulting in any termination of the Prime Lease.

11.2

Remedies Upon Subtenant’s Default.  In the event Subtenant shall at any time in default in the payment of rent or other charges herein require to be paid by Subtenant or in the observance or performance of any of the other covenants and agreements required to be performed and observed by Subtenant hereunder, and any such default shall continue for a period of five (5) days after written notice to Subtenant for monetary obligations and twenty (20) days after written notice to Subtenant for all other obligations (or if such default is incapable of being cured in a reasonable manner within twenty (20) days, if Subtenant has not commenced to cure the same within said twenty (20) day period or does not thereafter diligently prosecute the same to completion), then Sublandlord shall be entitled, at its election, to exercise, concurrently or successively, any one or more of the following rights, in addition to all remedies otherwise provided in this Sublease and otherwise available at law or in equity under the laws of the United States or the State of Arizona:

(a)

To bring suit for the collection of the rent or other amounts for which Subtenant may be in default, or for the performance of any other covenant or agreement devolving upon Subtenant, all without entering into possession or terminating this Sublease; and/or

(b)

To terminate this Sublease, re-enter the Premises and take possession thereof.  In the event Sublandlord shall elect to terminate this Sublease as aforesaid, all rights and obligations of Sublandlord, and of any successors or assigns, shall cease and terminate, except that Sublandlord shall have and retain full right to sue for and collect all rents and other amounts for the payment of which Subtenant shall then be in default, and all damages to Sublandlord by reason of any such breach, Sublandlord having the duty and obligation to mitigate said damage, and Subtenant shall surrender and deliver the Premises to Sublandlord, and upon any default by Subtenant in so doing, Sublandlord shall have the right to recover possession by summary proceedings, to apply for the appointment of a receiver, and for other ancillary relief in such action, provided that Subtenant shall have ten (10) days’ written notice after such application may have been filed and before any bearing thereon.

11.3

Remedies Upon Sublandlord’s Default.  In the event Sublandlord shall at any time be in default in the observance or performance of any of the covenants and agreements required to be performed and observed by Sublandlord hereunder and any such default shall continue for a period of thirty (30) days after written notice to Sublandlord (or if such default is incapable of being cured in a reasonable manner within thirty (30) days, if Sublandlord has not commenced to cure the same within said thirty (30) day period or does not thereafter diligently prosecute the same to completion), Subtenant shall be entitled, at its election, to exercise, concurrently or successively, any one or more of the following rights, in addition to all remedies otherwise provided in this Sublease and otherwise available at law or in equity under the laws of the United States or the State of Arizona:

(a)

To bring suit for the collection of any amounts for which Sublandlord may be in default, or for the performance of any other covenant or agreement devolving upon Sublandlord, without terminating this Sublease; and/or

(b)

To terminate this Sublease upon thirty (30) days’ written notice to Sublandlord, without waiving Subtenant’s rights to damages for Sublandlord’s failure to perform its obligations hereunder.  In the event Subtenant elects to terminate this Sublease as aforesaid, all rights and obligations of Subtenant, and of any successors or assigns, shall cease and terminate, except that Subtenant shall have and retain full right to sue for and collect all amounts for the payment of which Sublandlord shall then be in default and all damages to Subtenant by reason of any such breach.

11.4

Costs and Attorneys’ Fees.  In the event that either Sublandlord or Subtenant commences any suit for the collection of any amounts for which the other may be in default or for the performance of any other covenant or agreement hereunder, the prevailing party shall be entitled to recover its costs and expenses (including, but not limited to, all attorneys’ fees and expenses) incurred in enforcing such obligations and/or collecting such amounts.

11.5

Remedies Cumulative.  All remedies of Sublandlord or Subtenant herein created or remedies otherwise existing at law or in equity are cumulative, and the exercise of one or more rights or remedies shall not be taken to exclude or waive the right to the exercise of any other, provided that in no event shall Sublandlord have the right to (a) be awarded consequential damages for Subtenant’s default or (b) accelerate rental reserved hereunder without offsetting against such amount the present value of the fair market rental value of the Premises for the balance of the Term.  Except as limited hereinabove, all rights and remedies may be exercised and enforced concurrently and whenever and as often as Sublandlord or Subtenant shall deem necessary.

11.6

Survival. The provisions of this Article 11, and all indemnification obligations set forth in this Sublease, shall survive any termination of this Sublease.

ARTICLE 12 - COVENANT OF QUIET ENJOYMENT

12.1

Covenant of Quiet Enjoyment. Subject to the terms and provisions of the Prime Lease, Sublandlord agrees that Subtenant shall quietly and peaceably hold, possess and enjoy the Premises for the Term, or any extension thereof, without any hindrance or molestation by the agents or employees of Sublandlord, and further, Sublandlord shall defend its leasehold interest in the Premises and the use and occupancy of the same by Subtenant against the claims of all persons, except those claiming by or through Subtenant or Prime Landlord.

ARTICLE 13 - SUBORDINATION

13.1

Prime Landlord’s Right to Mortgage.  Subtenant shall upon Prime Landlord’s request, subordinate this Sublease in the future to any lien placed by Prime Landlord upon the Premises or any portion thereof provided that such lienholder executes a subordination, nondisturbance and attornment agreement with Sublandlord.

ARTICLE 14 - TRANSFERS BY SUBLANDLORD

14.1

Transfers of Sublandlord’s Interest.  No transfer or sale of Sublandlord’s interest hereunder shall release Sublandlord from any of its obligations or duties hereunder unless and until the transferee assumes in writing such obligations and duties.  Notwithstanding anything contained herein to the contrary, in no event shall Sublandlord have the right to transfer, in any manner whatsoever, its interest hereunder or to assign its obligations under this Sublease prior to delivery of possession of the Premises to Subtenant.

ARTICLE 15 - ESTOPPEL CERTIFICATES

15.1

Estoppel Certificates.  Sublandlord and Subtenant shall at any time and from time to time upon not less than seven (7) days’ prior notice from the other Party, execute, acknowledge and deliver to the other Party a statement in writing (a) certifying that this Sublease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Sublease, as so modified, is in full force and effect), and the dates to which rental and other charges are paid in advance, if any, and (b) acknowledging that there are not, to the knowledge of the executing Party, any uncured defaults on the part of the requesting Party hereunder, or specifying such defaults if any are claimed.  It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part, or by any prospective lender, assignee or subtenant of Subtenant.  A Party’s failure to deliver such statement within such time shall be conclusive upon such Party that this Sublease is in full force and effect, without modification except as may be represented by the requesting Party, that there are no uncured defaults in the requesting Party’s performance, and that not more than one (1) month’s rent has been paid in advance.

ARTICLE 16 - MISCELLANEOUS

16.1

Holding Over.  In the, event of Subtenant’s continued occupancy of the Premises after the expiration of the Term, or any earlier termination provided or permitted by this Sublease, such tenancy shall be deemed a month-to-month tenancy at the same monthly Base Rent as during the last month of the Term which ended just prior to such holding over.  All other covenants, provisions, obligations and conditions of this Sublease shall remain in full force and effect during such month-to-month tenancy.

16.2

Non-Waiver of Default.  No acquiescence by either Party to any default by the other Party shall operate as a waiver of its rights with respect to the same or any other breach or default, whether of the same or any other covenant or condition.  No waiver shall be effective unless it is in writing and signed by the Party giving the waiver.

16.3

Recording.  This Sublease shall not be recorded.  The parties shall execute, acknowledge and deliver to each other duplicate originals of a short form or memorandum of this Sublease (“Memorandum of Sublease”) in form and content mutually satisfactory to the parties, describing the Premises and setting forth the Term of this Sublease.  The Memorandum of Sublease shall be recorded at Subtenant’s expense.

16.4

Notice.  Any notice, request, offer, approval , consent or other communication required or permitted to be given by or on behalf of either Party to the other shall be given or communicated in writing by personal delivery, reputable overnight courier service which logs receipts of deliveries (i.e., Federal Express), or United States certified mail (return receipt requested with postage fully prepaid) or express mail service addressed to the other Party at the address set forth below or at such other address as may be specified from time to time in writing by either Party.  Telephone and facsimile numbers are provided for convenience only, any attempted notice by telephone or facsimile shall not be effective.

Sublandlord:	Mr. Howard Baer 7740 East Evans Road Scottsdale, Arizona 85260 Telephone: (480)731-9100 Facsimile: (480)385-3901
Subtenant:	Health Enhancement Products, Inc. 7740 East Evans Road Scottsdale, Arizona 85260 Telephone: (480)385-3800 Facsimile: (480)385-3901

All such notices hereunder shall be deemed to have been given on the date personally delivered or the date marred on the return receipt, unless delivery is refused or cannot be made, in which, case the date of postmark shall be deemed the date notice has been given.

16.5

Successors and Assigns.  All covenants, premises, conditions, representations and agreements herein contained shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, successors and assigns.

16.6

Partial Invalidity.  If any provision of this Sublease or the application thereof to any person or circumstances shall to any extent be held invalid, the remainder of this Sublease or the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby, and each provision of this Sublease shall be valid and enforceable to the fullest extent permitted by law.

16.7

Interpretation.  In interpreting this Sublease in its entirety, any additions written or typed thereon shall be given equal weight, and there shall be no inference, by operation of law or otherwise, that any provision of this Sublease shall be construed against either Party hereto.  This Sublease shall be construed without regard to any presumption or other rule requiring construction against the drafting Party.

16.8

Headings, Captions and References.  The section captions contained in this Sublease are for convenience only and do not in any way limit or amplify any term or provision hereof.  The use of the terms “hereof”, “hereunder” and “herein” shall refer to this Sublease as a whole, inclusive of the Exhibits, except when noted otherwise.  The term “include”, “includes” and “including” incorporate the concept that such inclusion is “without limitation”.  The use of the masculine or neuter genders herein shall include the masculine, feminine and neuter genders, and the singular form shall, include the plural when the context so requires.

16.9

Governing Law.  This Sublease shall be construed under the laws of the State of Arizona.

16.10

Execution of Documents.  Sublandlord and Subtenant shall each cooperate with the other and execute such documents as the other Party may reasonably require or request so as to enable it to conduct its operations, so long as the requested conduct or execution of documents does not derogate from or alter the powers, rights, duties and responsibilities of the respective Parties.

16.11

Force Majeure.  Whenever a party is required to perform an act under this Sublease by a certain time, said time shall be deemed extended so as to take into account events of “Force Majeure”; “Force Majeure” is any of the following events that prevents, delays, retards or hinders a Party’s performance of its duties hereunder: act of God; fire; earthquake; flood; explosion; war; invasion; insurrection; riot; mob violence; sabotage; vandalism; inability to procure or general shortage of labor, equipment, facilities, materials or supplies in the open market; failure of transportation; strikes; lockouts; condemnation; requisition; acts of governmental, civil, military or naval authorities; or any other cause, whether similar or dissimilar to the foregoing, not within such Party’s control.

16.12

Waiver of Sublandlord’s Lien.  Sublandlord hereby waives any lien it may have for rent against any and all of the property of Subtenant, its parent, subsidiaries or affiliates, to the fullest extent allowed by law.

16.13

Signage.  Subtenant shall have the right to place and maintain during the Term its usual and customary signs on the exterior of the Premises.  Subtenant shall maintain such signs in good order and repair in compliance with all applicable governmental rules, regulations or ordinances, and any and all applicable covenants, conditions and restrictions.  During the last six (6) months of the Term, Prime Landlord may post a “For Rent” sign regarding the Premises.

16.14

Environmental Matters.  Subtenant agrees to indemnify, defend (with counsel reasonably acceptable to Subtenant) and hold harmless Sublandlord from any and all claims, damages, fines, judgments, penalties, costs, causes of action, loss or expenses (including, without limitation, any and all sums paid for settlement of claims and attorneys, consultants’ and experts’ fees) (collectively “Liabilities”), whether arising during the Term or thereafter, and resulting from or arising in connection with the presence (or suspected presence), disposal, release (or threatened release), of any Hazardous Substance in, on, under, from or affecting the Premises, if, and only if, caused by the acts or negligent omissions of Subtenant, its agents, employees or contractors.  Without limiting the generality of the foregoing, Subtenant’s indemnity shall apply to any and all Liabilities resulting from or arising out of (i) any investigation (governmental or otherwise) of the Premises, any cleanup, removal or restoration of the Premises required by any governmental agency, and any personal injury (including wrongful death) or property damage (real or personal), if, and only if, caused by the acts or negligent omissions of Subtenant, its agents, employees or contractors, and (ii) any Hazardous Substance which flows, diffuses, migrates, or percolates into, onto or under the Premises, if, and only if; caused by the acts or negligent omissions of Subtenant, its agents, employees or contractors.  As used in this Sublease, the term “Hazardous Substance” means any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material, defined as a “hazardous substance” pursuant to and its actionable quantities or levels contemplated by any federal, state or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing.

16.15

Sublease. The parties agree and acknowledge that, notwithstanding anything to the contrary set forth elsewhere in this Sublease:

(a)

Sublandlord is leasing the Premises to Subtenant pursuant to the Prime Lease with the Prime Landlord, and this Sublease is a sublease and is subject to all of the terms and provisions of the Prime Lease.

(b)

If the Prime Lease terminates for any reason, then this Sublease shall automatically terminate, provided that the foregoing shall not prevent a party hereto from exercising its rights and remedies set forth herein on account of a wrongful termination of the Prime Lease caused by the other party.

(c)

This Sublease shall be of no force and effect until such time as the consent of the Prime Landlord is obtained in writing.

(d)

Sublandlord will exercise reasonable diligence in enforcing the obligations of the Prime Landlord under the Prime Lease where the Prime Landlord’s failure to perform such obligations would have a material adverse effect on Subtenant’s use and occupancy of the Premises as provided herein; provided that Sublandlord shall not be responsible for any acts of omissions of, or other circumstances caused by, the Prime Landlord.

(e)

Sublandlord will not modify the Prime Lease in way that would have a material adverse effect on Subtenant’s use and occupancy of the Premises as provided herein.

(f)

Sublandlord will not allow the Prime Lease to terminate by reason of the Sublandlord’s acts or omissions that did not result from the acts or omissions of Subtenant in violation of this Sublease.

(g)

In the event any action of Subtenant under this Sublease shall require the Prime Landlord’s consent, permission or approval (whether pursuant to this Sublease or the Prime Lease) then, promptly following Sublandlord’s receipt of a written request by Subtenant for such consent, permission or approval, Sublandlord will forward the request to the Prime Landlord; provided that Sublandlord shall have no liability to Subtenant for Prime Landlord’s failure to give or for Prime Landlord’s delay in giving any such consent, permission or approval.

(h)

Sublandlord will promptly provide Subtenant with copies of all notices of default under the Prime Lease sent to or from the Sublandlord.

(i)

Subtenant shall not do, suffer or permit any act or omission under this Sublease or with respect to the Premises that would result in a default or breach of the Sublandlord’s obligations under the Prime Lease.

(j)

In the event of any conflict between the terms of this Sublease and the terms of the Prime Lease, the terms of this Sublease shall control unless the same would result in a violation of the Prime Lease.

IN WITNESS WHEREOF, this Sublease has been executed as of the date written above.

SUBLANDLORD /s/ Howard R. Baer HOWARD R. BAER, a married man
SUBTENANT: HEALTH ENHANCEMENT PRODUCTS, INC. By: /s/ Janet L. Crance Name: Janet L. Crance Title: Chief Accounting Officer

LIST OF EXHIBITS

Exhibit A

-

Plan of Premises

EXHIBIT A

PLAN OF PREMISES

Will be provided to Commission upon request.